Exhibit 99.1

[LOGO OF GLENAYRE]                           Corporate Headquarters

                                             5935 Carnegie Boulevard
                                             Charlotte, NC 28209 USA
                                             tel 704 553 0038
                                             url www.glenayre.com

News Release
                                      Contact:  Jeanette Daniels (770) 283-1755
                                                jeanette.daniels@glenayre.com



            State of Wisconsin Investment Board Requests Approval to
                      Increase Its Glenayre Stock Holdings
                  Glenayre's Largest Investor Seeks Approval to
      Increase Holdings in Glenayre Up to 20 Percent of Outstanding Shares

Charlotte, June 5, 2000 - Glenayre Technologies Inc. (Nasdaq: GEMS) announced that its Board of Directors has authorized an amendment to its Preferred Shares Rights Agreement to permit the company's largest investor, The State of Wisconsin Investment Board (SWIB) to increase its holdings up to 20 percent of Glenayre's outstanding shares of common stock. SWIB currently owns approximately
13.5 percent of Glenayre common stock.

"We are pleased that The State of Wisconsin Investment Board has shown this confidence in Glenayre. We have been executing our corporate strategy ahead of schedule and we are glad that our largest investor has asked for approval to increase its investment in our company," stated Bert Klein, Glenayre's chief financial officer.

"As a long-term investor in the stock, The State of Wisconsin Investment Board has long seen the value in the products and services that Glenayre offers. The achievements made by the company over the last nine months - the volume of sales of the Enhanced Services Platform, the execution of its wireless data strategy as well as the hard work being performed by all Glenayre employees to move the company forward - only strengthens our confidence that the company will be successful," stated John F. Nelson, director of investments for The State of Wisconsin Investment Board.

The current shares of Glenayre common stock held by SWIB are part of the Board's Small Cap Stock Portfolio of the Wisconsin Retirement System, which is the pension fund for 465,000 public employees. Assets under management by SWIB totaled $71 billion as of April 30, 2000.

About Glenayre:

For more than 35 years, Glenayre Technologies Inc. has developed and provided leading-edge personal communications systems to a global network of customers. Glenayre's business focus is to deliver its Solutions for an @ctive World(TM) portfolio, leveraging core competencies in the converging sectors of the

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State of Wisconsin Investment Board Request Approval To Increase The Board's
Glenayre Stock Holdings
Add-1



wireless Internet and unified messaging to provide differentiated solutions for today's mobile and active lifestyles. With 1,300 employees and 1999 net sales exceeding $238 million, Glenayre provides a complete line of wireless messaging products and systems that include one- and two-way paging infrastructure equipment and award-winning two-way-pagers with Always @ctive(TM) operation. Glenayre also delivers an array of Enhanced Services Platform products that include voicemail, fax messaging, voice-activated services, personal one-number services, and debit/prepaid calling card platforms to a variety of telecommunications service providers.

Glenayre's communication products currently operate in more than 100 countries. Glenayre is headquartered in Charlotte, North Carolina. For more information on Glenayre, its products, and services, visit www.glenayre.com.

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Glenayre, the Glenayre logo, Solutions for an @ctive World, the Solutions for an
@ctive World logo and Always @ctive are trademarks of Glenayre Electronics, Inc.




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